                                                                   Exhibit 12.1

 CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS

                         (In thousands, except ratios)

                                                               Year Ended December 31,
                                                     -------------------------------------------
                                                       2001    2000     1999     1998     1997
                                                     -------- -------  -------  -------  -------
EARNINGS AVAILABLE FOR FIXED CHARGES:
   Net income (loss)................................ $ 66,226 $38,566  $(1,337) $(6,860) $(2,162)
   Less: Capitalized interest.......................       --     (17)    (966)    (237)      --
   Add: Fixed charges...............................      576     909    3,870      603       40
   Income tax provision.............................   37,252  20,858       --       --       --
                                                     -------- -------  -------  -------  -------
EARNINGS AVAILABLE.................................. $104,054 $60,316  $ 1,567  $(6,494) $(2,122)
                                                     ======== =======  =======  =======  =======
FIXED CHARGES:
   Interest expense................................. $    381 $   748  $ 2,805  $   279  $    --
   Capitalized interest.............................       --      17      966      237       --
   Rental expense representative of interest factor.      195     144       99       87       40
                                                     -------- -------  -------  -------  -------
TOTAL FIXED CHARGES................................. $    576 $   909  $ 3,870  $   603  $    40
                                                     ======== =======  =======  =======  =======
Preferred dividends on a pre-tax basis..............       --      --    7,911    7,094    1,326
                                                     -------- -------  -------  -------  -------
TOTAL FIXED CHARGES AND PREFERRED
  DIVIDENDS......................................... $    576 $   909  $11,781  $ 7,697  $ 1,366
                                                     ======== =======  =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES..................   180.65   66.35       (1)      (1)      (1)
                                                     ======== =======  =======  =======  =======
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED DIVIDENDS...............................   180.65   66.35       (2)      (2)      (2)
                                                     ======== =======  =======  =======  =======

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(1) Earnings were inadequate to cover fixed charges by $2.3 million, $7.1 million and $2.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.
(2) Earnings were inadequate to cover fixed charges and preferred dividends by $10.2 million, $14.2 million and $3.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.